Exhibit 99.1

Neustar Reports Results for Third Quarter 2014

STERLING, VA, October 30, 2014 — Neustar, Inc. (NYSE: NSR), a trusted, neutral provider of real-time information services and analytics, today announced results for the quarter ended September 30, 2014, and updated its guidance for 2014.
Results for Third Quarter 2014 Compared to Third Quarter 2013

•	Revenue increased 7% to $243.9 million

•	Revenue from Marketing Services increased 21% to $37.5 million

•	Revenue from Security Services increased 25% to $35.9 million, including $4.4 million in revenue from the acquisition of .CO Internet S.A.S.

•	Net income increased 1% to $48.2 million, which includes a net benefit of $9.8 million in discrete income tax items

•	Net income per share increased 15% to $0.84
Non-GAAP Results for Third Quarter 2014 Compared to Third Quarter 2013

•	Adjusted net income increased 25% to $78.1 million, which includes a net benefit of $9.8 million in discrete income tax items

•	Adjusted net income per share increased 44% to $1.37
“During the third quarter, we continued to deliver consistent, strong results while broadening the scope of our suite of services and forming important strategic partnerships that deepen our capabilities in Information Services and Analytics,” said Lisa Hook, Neustar’s President and Chief Executive Officer.  “We remain focused on expanding our service offerings in high-growth markets, increasing shareholder value, and competing vigorously for the NPAC contract.”
Paul Lalljie, Neustar’s Chief Financial Officer, added, “In the third quarter, we delivered year-over-year revenue growth of over 20% in both Marketing and Security Services, while making investments to further our strategy. We are updating our full-year guidance given our leading indicators, results to date and visibility into the next quarter.”
Discussion of Third Quarter Results
Revenue totaled $243.9 million, a 7% increase from $227.6 million in 2013. Marketing Services revenue of $37.5 million grew 21% driven by higher demand for the company's workflow solutions. Security Services revenue of $35.9 million grew 25% due to revenue from the acquisition of .CO Internet S.A.S. and increased demand for DDoS protection services. NPAC Services revenue of $118.7 million grew 6% driven by an increase in the fixed fee established under the contracts to provide local number portability services. Data Services revenue of $51.8 million declined 8% due to lower revenue from caller identification services.

Operating expense totaled $177.1 million, a 20% increase from $147.2 million in the third quarter of 2013. This $29.8 million increase included the addition of $12.4 million in operating expense from the company’s recent acquisitions. Of the remaining $17.4 million, personnel and personnel-related expense increased $13.9 million driven primarily by stock-based compensation. In addition, professional fees and marketing expenses associated with the NPAC vendor selection process increased $4.4 million.
As of September 30, 2014, cash and cash equivalents totaled $244.3 million, compared to $223.3 million as of December 31, 2013. At September 30, 2014, the company's outstanding debt under its term facilities and senior notes was $785.3 million. During the third quarter, the company purchased approximately 2.1 million shares at an average price of $27.79 per share, for approximately $58.8 million. In September, the company completed its $200 million share repurchase plan announced on January 29, 2014.
Business Outlook for 2014
The company updated its guidance:

•	Revenue range increased to $955 million to $970 million, or growth of 6% to 8%, from $945 million to $970 million

•	Adjusted net income range increased to $245 million to $255 million, or growth of 5% to 9%, from $233 million to $243 million

•	On a per share basis, adjusted net income range increased to $4.08 to $4.25, or growth of 16% to 20%, from $3.88 to $4.05
Conference Call
As announced on October 20, 2014, Neustar will conduct an investor conference call to discuss the company's results today at 4:30 p.m. (Eastern Time). Prior to the call, investors may access the conference call over the Internet via the Investor Relations tab of the company's website (www.neustar.biz). Those listening via the Internet should go to the website 15 minutes early to register, download and install any necessary audio software.
The conference call is also accessible via telephone by dialing 888-204-4485 (international callers dial 913-981-5552) and entering PIN 3085723.  For those who cannot listen to the live broadcast, a replay will be available through 11:59 p.m. (Eastern Time) Thursday, November 6, 2014 by dialing 877-870-5176 (international callers dial 858-384-5517) and entering PIN 3085723, or by going to the Investor Relations tab of the company's website (www.neustar.biz).
Neustar will take questions from securities analysts and institutional investors; the complete call is open to all other interested parties on a listen-only basis.
This press release, the financial tables and other supplemental information are available on the company's website under the Investor Relations tab. The supplemental information includes reconciliations of certain non-GAAP measures to their most directly comparable GAAP measures. These non-GAAP measures may be used periodically by management when discussing the company's financial results with investors and analysts.
About Neustar, Inc.
Neustar, Inc. (NYSE: NSR) is the first real-time provider of cloud-based information services and data analytics, enabling marketing and IT security professionals to promote and protect their businesses. With a commitment to privacy and neutrality, Neustar operates complex data registries and uses its expertise to deliver actionable, data-driven insights that help clients make high-value business decisions in real time, one customer interaction at a time. More information is available at www.neustar.biz.
Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995
This press release includes information that constitutes forward-looking statements made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995, including, without limitation, statements about the company's expectations and, beliefs about its future results, such as its guidance regarding future results.  The company has attempted, whenever possible, to identify these forward-looking statements using words such as “may,” “will,” “should,” “projects,” “estimates,” “expects,” “plans,” “intends,” “anticipates,” “believes,” and variations of these words and similar expressions.  Similarly, statements herein that describe the company's business strategy, prospects, opportunities, outlooks, objectives, plans, intentions or goals are also forward-looking statements.  The company cannot assure you that its expectations will be achieved or that any deviations will not be material.  Forward-looking statements are subject to many assumptions, risks and uncertainties that may cause future results to differ materially from those anticipated.
These potential risks and uncertainties include, among others, general economic conditions in the regions and industries in which the company operates; the uncertainty of future revenue, expenses and profitability and potential fluctuations in quarterly results due to such factors as disruptions to the company's operations resulting from network disruptions, security breaches or other events, an inability to obtain high quality data on favorable terms or otherwise, modifications to or terminations of its material contracts, including its contracts to serve as the Local Number Portability Administrator; the financial covenants in the company's secured credit facility and their impact on the company's financial and business operations; the company's indebtedness and the impact that it may have on the company's financial and operating activities; the company's ability to incur additional debt; the variable interest rates applicable under the company's indebtedness and the effects of changes in those rates; the effectiveness of the company's restructuring initiatives in improving efficiencies; the company's ability to successfully identify and complete acquisitions and integrate and support the operations of businesses the company acquires; increasing competition; market acceptance of the company’s existing services; the company's ability to successfully develop and market new services and the uncertainty of whether new services will achieve market acceptance or result in any revenue; the company’s ability to raise additional capital on favorable terms or at all; business, regulatory and statutory changes related to the communications and Internet industries; and the impacts on the company of any litigation, arbitration, investigation or other similar proceeding.  More information about risk factors, uncertainties and other potential factors that could affect the company's business and financial results is included in its filings with the Securities and Exchange Commission, including, without limitation, the company's most recent Annual Report on Form 10-K and subsequent periodic and current reports.  All forward-looking statements are based on information available to the company on the date of this press release, and the company undertakes no obligation to update any of the forward-looking statements after the date of this press release.

NEUSTAR, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2014	2013	2014
	(unaudited)
Revenue	$227,633	$243,859	$664,399	$711,213
Operating expense:
Cost of revenue (excluding depreciation and amortization shown separately below)	51,434	62,801	150,950	182,256
Sales and marketing	40,253	47,937	124,468	146,565
Research and development	7,196	7,266	22,296	21,257
General and administrative	23,751	27,702	66,757	80,001
Depreciation and amortization	24,586	29,999	73,941	87,725
Restructuring charges	—	1,355	2	6,521
	147,220	177,060	438,414	524,325
Income from operations	80,413	66,799	225,985	186,888
Other (expense) income:
Interest and other expense	(5,496)	(6,270)	(28,851)	(19,537)
Interest and other income	64	32	292	290
Income before income taxes	74,981	60,561	197,426	167,641
Provision for income taxes	27,442	12,388	72,725	50,938
Net income	$47,539	$48,173	$124,701	$116,703
Net income per share:
Basic	$0.74	$0.87	$1.91	$1.99
Diluted	$0.73	$0.84	$1.87	$1.94
Weighted average common shares outstanding:
Basic	63,978	55,494	65,223	58,548
Diluted	65,510	57,171	66,713	60,050

NEUSTAR, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	December 31, 2013	September 30, 2014
	(audited)	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$223,309	$244,323
Restricted cash	1,858	2,207
Accounts receivable, net	152,821	158,043
Unbilled receivables	10,790	10,552
Notes receivable	1,008	—
Prepaid expenses and other current assets	23,914	21,504
Deferred costs	6,324	6,395
Income taxes receivable	7,328	3,647
Deferred tax assets	8,532	11,580
Total current assets	435,884	458,251
Property and equipment, net	124,285	151,498
Goodwill	641,404	685,712
Intangible assets, net	275,141	318,579
Other assets, long-term	28,704	25,154
Total assets	$1,505,418	$1,639,194

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$9,620	$9,327
Accrued expenses	94,457	84,182
Deferred revenue	54,004	63,512
Notes payable	7,972	7,972
Capital lease obligations	1,894	3,054
Other liabilities	3,580	4,990
Total current liabilities	171,527	173,037
Deferred revenue, long-term	12,061	15,486
Notes payable, long-term	608,292	777,311
Capital lease obligations, long-term	2,419	5,891
Deferred tax liabilities, long-term	80,275	50,246
Other liabilities, long-term	41,270	64,987
Total liabilities	915,844	1,086,958
Stockholders’ equity:
Common stock	87	81
Additional paid-in capital	602,796	655,525
Treasury stock	(893,852)	(899,881)
Accumulated other comprehensive loss	(797)	(1,678)
Retained earnings	881,340	798,189
Total stockholders’ equity	589,574	552,236
Total liabilities and stockholders’ equity	$1,505,418	$1,639,194

Reconciliation of Non-GAAP Financial Measures
In this press release and in other statements, Neustar presents certain non-GAAP financial measures. These non-GAAP financial measures have limitations and may not be comparable with similar non-GAAP financial measures used by other companies and should not be considered in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. Set forth below is the reconciliation of the non-GAAP financial measure to its most directly comparable GAAP financial measure. This reconciliation should be carefully evaluated. Prior disclosures of non-GAAP figures may not exclude the same items and as such should not be used for comparison purposes.

Reconciliation of Net Income to Adjusted Net Income
The following is a reconciliation of net income to adjusted net income for the three and nine months ended September 30, 2013 and 2014 and the year ending December 31, 2014. Management believes that this measure enhances investors' understanding of the company's financial performance and the comparability of the company's results to prior periods, as well as against the performance of other companies.

	Three Months Ended September 30,		Nine Months Ended September 30,		Year Ending December 31,
	2013	2014	2013	2014	2014 (1)
	(in thousands, except per share data) (unaudited)
Revenue	$227,633	$243,859	$664,399	$711,213	$962,500

Net income	$47,539	$48,173	$124,701	$116,703	$158,000
Add: Stock-based compensation	9,663	20,007	27,675	47,292	63,000
Add: Amortization of acquired intangible assets	12,385	16,295	37,134	46,346	62,000
Add: Loss on debt modification and extinguishment (2)	—	—	10,886	—	—
Add: Restructuring charges (3)	—	1,355	2	6,521	8,500
Add: Acquisition-related costs (4)	924	—	924	2,379	2,500
Less: Adjustment for income taxes (5)	(8,168)	(7,703)	(27,983)	(31,156)	(44,000)
Adjusted net income	$62,343	$78,127	$173,339	$188,085	$250,000
Adjusted net income margin (6)	27%	32%	26%	26%	26%
Adjusted net income per diluted share	$0.95	$1.37	$2.60	$3.13	$4.17
Weighted average shares outstanding - diluted	65,510	57,171	66,713	60,050	60,000

(1)	The amounts expressed in this column represent the midpoint of the company's guidance as of the date of this press release.

(2)	Amount represents loss on debt modification and extinguishment related to the refinancing of the company’s 2011 credit facility in the first quarter of 2013.

(3)	Amounts represent restructuring charges related to the termination or relocation of certain employees and the reduction in or closure of leased facilities.

(4)	Amounts represent costs incurred by the company in connection with completed acquisitions.

(5)	Adjustments reflect the estimated impact of income taxes using the effective rate for the applicable period. Certain of the reconciling items are not tax deductible.

(6)	Adjusted net income margin is a measure of adjusted net income as a percentage of revenue.

Contact Info:

Investor Relations Contact: Dave Angelicchio (571) 434-3443 InvestorRelations@neustar.biz	Press Contact: Todd Wilms (415) 590-4576 Todd.Wilms@neustar.biz